Exhibit 99.1

FOR IMMEDIATE RELEASE:	January 7, 2009
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

Aetrium Incorporated Reports Nasdaq Deficiency Notice

St. Paul, Minn. (1/07/09)—Aetrium Incorporated (Nasdaq:ATRM) today announced that it received a letter from the staff of the Listing Qualifications Department of the Nasdaq Stock Market dated December 31, 2008 notifying Aetrium that as a result of the Board of Directors vacancy created by the resignation of Andrew J. Greenshields as a director on December 19, 2008, Aetrium does not comply with Nasdaq’s Marketplace Rule 4350, which requires companies to have a majority of independent directors as defined by the Nasdaq rules and requires a company’s audit committee to have at least three independent directors. Consistent with Marketplace Rule 4350(c)(1) and Rule 4350(d)(4), Nasdaq has provided Aetrium a cure period in order to regain compliance until the earlier of Aetrium’s next annual shareholders’ meeting or December 19, 2009.  If the next annual shareholders’ meeting is held before June 17, 2009, then Aetrium must evidence compliance no later than June 17, 2009.  Aetrium expects that it will be able to fill the vacancy within the cure period.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the ability of Aetrium to locate a willing and qualified candidate, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2007.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.